EXHIBIT 23.3

Deloitte	Brightman Almagor
1 Azrielli Center
Tel Aviv 67021
P.O.B. 16593, Tel Aviv 61164
Israel

Tel: +972 (3) 608 5555
Fax: +972 (3) 609 4022
info@deloitte.co.il
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 7, 2007, relating to the financial statements of Tower Semiconductor Ltd. appearing in the Annual Report on Form 20-F of Tower Semiconductor Ltd. for the year ended December 31, 2006 filed on June 25, 2007. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
January 17, 2008

Audit Tax Consulting Financial Advisory	Member of
Deloitte Touche Tomatsu